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                                EXHIBIT 11

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                        BIOPOOL INTERNATIONAL, INC.
           Statement Regarding Computation of Per Share Earnings
                         Year Ended December 31


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                                            1996        1995         1994
                                        ----------  ----------   ----------
Primary
  Average shares outstanding             8,027,720   7,907,494    7,880,033
  Net effect of dilutive stock
     options and warrants based
     on the treasury stock method
     using average market price            314,247      84,831       56,386

          Total shares                   8,341,967                7,992,325      7,936,419

          Net income                    $1,295,000  $  141,000   $  705,000

          Per share amount              $     0.16  $     0.02   $     0.09


Fully diluted
  Average shares outstanding             8,027,720   7,907,494    7,880,033
  Net effect of dilutive stock
     options and warrants based
     on the treasury stock method
     using the higher of average
     or year-end market price              478,344     124,358       56,839

          Total shares                   8,506,064   8,031,852    7,936,872

          Net income                    $1,295,000  $  141,000   $  705,000

          Per share amount              $     0.15  $     0.02   $     0.09
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